NEWS FOR IMMEDIATE RELEASE
February 28, 2013

For Further Information Contact:
                                                                                                       Paul M. Limbert
                                                                                                       President & CEO
                                                                                                       or
                                                                                                       Robert H. Young
                                                                                                       Executive VP & CFO
                                                                                                       (304) 234-9000

                                                                                                       Nasdaq Trading Symbol: WSBC

WesBanco Announces Increased Quarterly Cash Dividend Rate

Wheeling, WV. . .   WesBanco, Inc. (Nasdaq: WSBC) today announced an increase in the quarterly cash dividend rate to be paid to its shareholders to $0.19 per common share from the previous quarterly dividend rate of $0.18 per common share, or a 5.56% increase.  The increased dividend will be payable on April 1, 2013 to shareholders of record on March 15, 2013.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company’s recent strong earnings achievements, as well as WesBanco’s strong capital position. The cash dividend increase represents an annualized cash dividend of $0.76 per common share.

WesBanco, Inc. is a multi-state bank holding company of $6.1 billion in total assets providing banking services through 118 locations and 107 ATMs in West Virginia, Ohio and Pennsylvania.  WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.